August 9, 2005

Media Contact: Cynthia Messina, Las Vegas, NV (702) 876-7132

Shareholder Contact: Ken Kenny, Las Vegas, NV (702) 876-7237

SWX-NYSE

For Immediate Release

SOUTHWEST GAS CORPORATION
REPORTS SECOND QUARTER RESULTS

Las Vegas - Southwest Gas Corporation recorded a net loss of $0.07 per share for the second quarter of 2005, a $0.17 improvement from the $0.24 per share loss reported for the second quarter of 2004. Net loss for the second quarter of 2005 was $2.8 million compared to the 2004 second quarter net loss of $8.4 million. Due to the seasonal nature of the business, net losses during the second and third quarters are normal and not generally indicative of earnings for a complete twelve-month period.

According to Jeffrey W. Shaw, Chief Executive Officer, “The improvement in operating results is primarily due to increased operating margin in Nevada and California. Operating margin benefited from more normal weather this quarter; coupled with the positive impacts of customer growth, rate relief, and rate design changes in Nevada and California. However, Arizona returns continue to lag, and need to improve in order for the overall financial health of the Company to improve. We currently have a general rate case on file in Arizona, our largest operating area, that addresses rate relief and rate design issues and we are hopeful of a favorable decision with new rates in place by early 2006.”

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For the twelve months ended June 30, 2005, consolidated net income was $54.1 million, or $1.48 per basic share, compared to $49.7 million, or $1.45 per basic share, during the twelve-month period ended June 30, 2004.

Natural Gas Operations Segment Results

Second Quarter

Operating margin, defined as operating revenues less the cost of gas sold, increased approximately $15 million, or 13 percent, in the second quarter of 2005 compared to the second quarter of 2004. During the last twelve months, the Company added 84,000 customers (excluding 19,000 customers associated with the acquisition of the South Lake Tahoe service territory of Avista Corporation), an increase of five percent. This customer growth contributed an incremental $5 million in operating margin during the quarter. Incremental rate relief in Nevada and California added $4 million in margin compared to the prior-year. Differences in heating demand caused by weather variations between quarters resulted in a $6 million increase in margin.

Operating expenses for the quarter increased $6.7 million, or six percent, compared to the second quarter of 2004 primarily due to general cost increases and incremental operating costs associated with serving additional customers. Net financing costs increased $1.4 million, or seven percent, between periods primarily due to an increase in average debt outstanding to help finance growth and higher rates on variable-rate debt.

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Twelve Months to Date

Operating margin increased $40 million, or seven percent, between periods. Continuing customer growth contributed an incremental $21 million. Rate relief in California and Nevada added $15 million. Differences in heating demand caused by weather variations between periods and lower usage due to conservation and energy efficiencies resulted in a net $4 million margin increase. Warmer-than-normal temperatures were experienced during both periods. The unfavorable impacts of these factors were approximately $10 million in the current twelve-month period and $14 million in the prior period.

Operating expenses increased $31.9 million, or seven percent, between periods reflecting general increases in labor and maintenance costs, and incremental operating costs associated with serving additional customers. Additional factors included increases in insurance premiums, employee-related expenses, and compliance costs.

Net financing costs rose $6.1 million, or seven percent, between periods primarily due to an increase in average debt outstanding to help finance growth and higher variable-rate interest costs.

Southwest Gas Corporation provides natural gas service to approximately 1,663,000 customers in Arizona, Nevada and California. Its service territory is centered in the fastest-growing region of the country.

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This press release may contain statements which constitute "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 (Reform Act). All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, changes in natural gas prices, the ability to recover costs through the PGA mechanism, the effects of regulation/deregulation, the timing and amount of rate relief, changes in rate design, changes in gas procurement practices, changes in capital requirements and funding, the impact of conditions in the capital markets on financing costs, changes in construction expenditures and financing, changes in operations and maintenance expenses, future liability claims, changes in pipeline capacity for the transportation of gas and related costs, acquisitions and management’s plans related thereto, competition, and the ability to raise capital in external financings. In addition, the Company can provide no assurance that its discussions regarding certain trends relating to its financing, operations, and maintenance expenses will continue in future periods.

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SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST

(In thousands, except per share amounts)

QUARTER ENDED JUNE 30,	2005	2004

Consolidated Operating Revenues	$361,130	$278,697

Net Loss	$2,817	$8,362

Average Number of Common Shares Outstanding	37,701	34,741

Loss Per Share	$0.07	$0.24

SIX MONTHS ENDED JUNE 30,	2005	2004

Consolidated Operating Revenues	$904,010	$752,097

Net Income	$30,012	$32,682

Average Number of Common Shares Outstanding	37,400	34,576

Basic Earnings Per Share	$0.80	$0.95

Diluted Earnings Per Share	$0.80	$0.94

TWELVE MONTHS ENDED JUNE 30,	2005	2004

Consolidated Operating Revenues	$1,628,973	$1,323,964

Net Income	$54,105	$49,749

Average Number of Common Shares Outstanding	36,606	34,269

Basic Earnings Per Share	$1.48	$1.45

Diluted Earnings Per Share	$1.47	$1.44

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SOUTHWEST GAS CORPORATION SUMMARY UNAUDITED OPERATING RESULTS (In thousands, except per share amounts)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,		TWELVE MONTHS ENDED JUNE 30,
	2005	2004	2005	2004	2005	2004
Results of Consolidated Operations
Contribution to net income (loss) - gas operations	$(5,362)	$(10,610)	$27,024	$29,946	$45,432	$44,576
Contribution to net income - construction services	2,545	2,248	2,988	2,736	8,673	5,173

Net income (loss)	$(2,817)	$(8,362)	$30,012	$32,682	$54,105	$49,749

Earnings (loss) per share - gas operations	$(0.14)	$(0.30)	$0.72	$0.87	$1.24	$1.30
Earnings per share - construction services	0.07	0.06	0.08	0.08	0.24	0.15

Basic earnings (loss) per share	$(0.07)	$(0.24)	$0.80	$0.95	$1.48	$1.45

Diluted earnings (loss) per share	$(0.07)	$(0.24)	$0.80	$0.94	$1.47	$1.44

Average outstanding common shares	37,701	34,741	37,400	34,576	36,606	34,269
Average shares outstanding (assuming dilution)	--	--	37,701	34,825	36,916	34,556

Results of Natural Gas Operations
Gas operating revenues	$298,048	$226,756	$793,031	$660,540	$1,394,543	$1,129,528
Net cost of gas sold	167,025	111,114	470,952	347,712	769,006	543,705

Operating margin	131,023	115,642	322,079	312,828	625,537	585,823
Operations and maintenance expense	74,957	70,687	149,233	140,668	299,365	277,040
Depreciation and amortization	34,210	32,266	68,457	64,552	134,420	126,488
Taxes other than income taxes	10,075	9,589	20,389	19,498	38,560	36,953

Operating income	11,781	3,100	84,000	88,110	153,192	145,342
Other income	1,000	81	2,086	61	3,636	2,165
Net interest deductions	20,039	18,681	39,921	37,308	80,750	74,347
Net interest deductions on subordinated debentures	1,930	1,931	3,861	3,861	7,724	6,541
Preferred securities distributions	--	--	--	--	--	1,442

Income (loss) before income taxes	(9,188)	(17,431)	42,304	47,002	68,354	65,177
Income tax expense (benefit)	(3,826)	(6,821)	15,280	17,056	22,922	20,601

Contribution to net income (loss) - gas operations	$(5,362)	$(10,610)	$27,024	$29,946	$45,432	$44,576

SOUTHWEST GAS CORPORATION SELECTED STATISTICAL DATA JUNE 30, 2005

FINANCIAL STATISTICS
Market value to book value per share at quarter end	129%
Twelve months to date return on equity -- total company	7.7%
-- gas segment	6.8%
Common stock dividend yield at quarter end	3.2%

GAS OPERATIONS SEGMENT
Rate Jurisdiction	Authorized Rate Base (In thousands)	Authorized Rate of Return	Authorized Return on Common Equity

Arizona	$688,202	9.20%	11.00%
Southern Nevada	574,285	7.45	10.50
Northern Nevada	110,309	8.56	10.50
Southern California	102,703	8.74	10.38
Northern California	45,487	8.74	10.38
Paiute Pipeline Company (1)	75,059	9.69	11.60
(1) Estimated amounts based on rate case settlements.

SYSTEM THROUGHPUT BY CUSTOMER CLASS	SIX MONTHS ENDED JUNE 30,		TWELVE MONTHS ENDED JUNE 30,
(In dekatherms)	2005	2004	2005	2004

Residential	42,458,007	42,136,041	67,039,311	63,272,008
Small commercial	17,507,959	17,476,506	30,415,892	29,054,514
Large commercial	6,050,238	5,283,862	11,256,312	10,025,581
Industrial / Other	7,180,025	6,864,991	16,700,590	15,179,647
Transportation	60,950,204	56,217,610	130,559,087	127,951,988

Total system throughput	134,146,433	127,979,010	255,971,192	245,483,738

HEATING DEGREE DAY COMPARISON

Actual	1,255	1,316	1,900	1,877
Ten-year average	1,355	1,355	1,923	1,929

Heating degree days for prior periods have been recalculated using the current period customer mix.